================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CALIFORNIA WATER SERVICE GROUP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                           4941                           77-0448994
  (STATE OR OTHER JURISDICTION)      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

      1720 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95112, (408) 367-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PETER C. NELSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CALIFORNIA WATER SERVICE GROUP
                            1720 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 367-8200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:
                               WILLIAM J. NEWELL
                     MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                               3150 PORTER DRIVE
                              PALO ALTO, CA 94303
                            650-849-4820 (TELEPHONE)
                               650-849-4800 (FAX)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
===========================================================================================================
                                                                        PROPOSED MAXIMUM
                                                      PROPOSED MAXIMUM      AGGREGATE
      TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE       OFFERING          AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED(1)     PER SHARE(1)        PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value.........  500,000 shares        $29.00          $14,500,000         $4,278
===========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on February 13, 1998, pursuant to Rule 457 of the Securities Act of 1933, as amended.

================================================================================

                         CALIFORNIA WATER SERVICE GROUP
                              1720 NORTH FIRST ST.
CWSG                        SAN JOSE, CA 95112-4598                         NYSE
LOGO                             (408) 367-8200                             LOGO
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    This Prospectus is for the Dividend Reinvestment and Stock Purchase Plan (the "new Plan" or the "Plan") of California Water Service Group (the "Group"). The Plan is effective on February 28, 1998. The Plan is the successor Plan to the California Water Service Company Dividend Reinvestment Plan (the "former Plan") which terminates on February 28, 1998. Participants' accounts in the former Plan will automatically transfer to the new Plan as of March 1, 1998, at which time participants in the former Plan will become participants in the new Plan without any further action required on their part. Unless a participant in the former Plan changes the extent of participation as allowed for in the new Plan, the level of participation in the new Plan will remain the same as in the former Plan.

    The new Plan provides participants with additional and improved features compared to the former Plan, many of which are described below. The Plan was developed in connection with the formation, as of December 31, 1997, of a holding company structure in which the Group became the holding company for California Water Service Company. The Group's common stock is traded on the New York Stock Exchange under the symbol "CWT".

    The new Plan provides participants with a simple, convenient and economical method of accumulating shares of the Group's common stock and increasing a participant's investment in shares of the Group's common stock without incurring brokerage fees or commissions. In certain instances described in the Plan, limited fees or service charges may apply. Group common stock holders of record may participate in the Plan. Minimum investment amounts are $100 with a maximum of $20,000 in a single calendar month. In addition, any person who is not a holder of the Group's common stock may become a participant in the Plan by making an initial investment of not less than $500 and not more than $20,000 per calendar month. Participants in the Company Employees' Savings Plan can become Plan Participants by following the procedures outlined for initial investors.

    Under the Plan, a participant has the ability to choose between two reinvestment options:

    - The participant may authorize the automatic reinvestment of all cash dividends paid on his or her shares of the Group's common stock into additional shares of the Group's common stock.

    - Alternatively, the participant may authorize the automatic reinvestment of only a portion of the cash dividends to be paid on his or her shares into additional shares of the Group's common stock, while receiving the balance of the dividend in cash.

    In addition, the new Plan permits optional direct cash purchases of the Group's common stock by participants. This feature is available to all participants, whether they choose full, partial or no dividend reinvestment. Additional optional cash purchases must be for at least $100, but may not exceed $20,000 in a single calendar month. The Plan also allows regular, automatic withdrawals from a participant's bank account with the funds used to make optional purchases of Group common stock for the participant's account.

    At the election of the Group, shares required for the Plan may be either shares newly issued by the Group or shares acquired by purchases on the open market. Shares newly issued or acquired through the Plan's dividend reinvestment feature will be at an average market price as described in the Plan.

    The Plan provides participants with the ability to control the level of their participation in the Plan by allowing a participant to periodically change the extent to which dividends are reinvested. The Plan also allows for the sale by a participant of Group common stock through the Plan.

    The Plan does not affect the Group's dividend policy, which will continue to be determined by the Board of Directors after considering the Group's earnings, financial requirements, operating projections, economic conditions and other factors.

    A more complete description of the Plan is contained in this Prospectus and reference is hereby made to that description. The Plan should be reviewed carefully by all participants or prospective participants. Please retain this Prospectus for future reference.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 17, 1998.

                             ADDITIONAL INFORMATION

     The Group is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith submits reports, proxy statements and other information to the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661) and New York (Public Reference Room, 13th Floor, 7 World Trade Center, New York, NY 10048). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates, or may be obtained via the Internet through the Commission's EDGAR system. Such reports, proxy statements and other information can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, the stock exchange on which the Common Stock of the Group is listed, and traded under the symbol "CWT".

     The Group intends to continue its present practice of issuing annual reports to shareholders, containing audited and unaudited financial data.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto which the Group has filed with the Commission under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby, and to which reference is hereby made. The Group will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents incorporated by reference in this Prospectus. Written requests should be directed to:
                         California Water Service Group
                         Attention: Corporate Secretary
                            1720 North First Street
                            San Jose, CA 95112-4598
                                 (408) 367-8200

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Effective at the close of business on December 31, 1997, a holding company structure was adopted of which California Water Service Group is the parent company. Prior to formation of the holding company, all operations were conducted by California Water Service Company ("Company"), which upon formation of the holding company became a subsidiary of the Group. The following documents, which were filed by Company with the Securities and Exchange Commission, are hereby incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

          3. The Group's Registration Statement on Form S-4 No. 333-22915, including the Proxy Statement/Prospectus related to the Agreement of Merger between Company and California Water Service Group filed March 6, 1997.

          4. The Group's current report on Form 8-K, filed January 2, 1998.

     In addition, all documents filed by the Group with the Commission after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, and prior to the termination of the offering made hereby, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from their date of filing.

                                   THE GROUP

     California Water Service Group, a California corporation, is a holding company whose subsidiary companies provide, among other things, water service to about 380,000 customers in 57 California communities through 21 separate water systems or districts. Service to approximately 375,000 customers is subject to regulation by the California Public Utilities Commission ("CPUC"). The Group's subsidiaries also provide utility related services, which are not subject to CPUC regulation, to other entities including operation and maintenance of municipal water systems under various contracts.

     The Group is the issuer of the shares of its Common Stock, no par value per share ("Common Stock" or "common shares"), offered under the Dividend Reinvestment and Stock Purchase Plan of the Group (the "Plan"). The Group's general mailing address is 1720 North First Street, San Jose, CA 95112-4598, and its telephone number is (408) 367-8200.

     Prior to adoption of the holding company structure of which the Group is the parent company, all operations were conducted by the Company. Since the formation of the holding company which was effective at the close of business on December 31, 1997, Company has been a subsidiary of the Group.

     This Plan is the successor to the former Company Dividend Reinvestment Plan (the "former Company Plan") which was sponsored by Company. The accounts for Shareholders who participated in the former Company Plan have been automatically rolled over into the new Plan. No action is required by any shareholder who participated in the former Company Plan in order to be a Participant, as defined in this document, in the new Plan.

                             THE PLAN ADMINISTRATOR

     BankBoston, N.A. (Boston EquiServe) (the "Plan Administrator") is responsible for administering the Plan. Its duties are described later in this Prospectus. All communications to the Plan Administrator should be directed to the following address and telephone number:

                       BankBoston, N.A.(Boston EquiServe)
                                 P. O. Box 8040
                             Boston, MA 02266-8040
                                1-(800) 736-3001

                             PROVISIONS OF THE PLAN

     The following information, which is presented in question-and-answer form, constitutes the Dividend Reinvestment and Stock Purchase Plan of California Water Service Group.

PURPOSE AND ADVANTAGES

 1. What is the purpose of the Plan?

     The purpose of the Plan is to provide record holders of the Group's Common Stock, including participants in the Company's Employees' Savings Plan, and other investors interested in becoming Group shareholders with a simple, convenient and economical method of purchasing and increasing their investment in shares of the Group's Common Stock. The Plan is designed for all shareholders, regardless of the size of their holdings.

     Under the Plan, the Group has two options by which it may provide shares required by the Plan. First, the Group may elect to retain funds received from Participants and issue new common shares. In this manner, the Plan provides the Group an opportunity to generate additional equity capital for general corporate purposes. Second, using funds received from Participants, shares may be purchased on the open market and credited to Plan Participants. The Group, at its sole discretion, may periodically change from one option to the other.

 2. What are the advantages of the Plan to Participants?

     A shareholder or other investor who participates in the Plan
("Participant") may exercise the following choices:

     - Automatic reinvestment of all or a portion of the cash dividends on Common Stock in additional common shares, and the right to make optional purchases ("Optional Purchases") by submitting to the Plan Administrator cash payments for the purchase of additional Common Shares. If a portion of the dividends are reinvested, the balance will be paid to the Participant in cash. Limits on the permitted amounts of optional cash payments are stated later in this Prospectus. (See Question 18).

     - The choice to receive dividends in cash and the right to make Optional Purchases by submitting to the Plan Administrator cash payments for the purchase of additional common shares. Limits on the permitted amounts of optional cash payments are stated later in this Prospectus. (See Question
       18).

     - Interested investors may become new Group shareholders by purchasing their initial shares of Common Stock through the Plan without paying broker fees or commissions. Such purchases make the new shareholders eligible to be Participants. A $10 service charge will be retained by the Plan Administrator to cover a portion of the cost of establishing a new shareholder's account on each first time purchase. Refer to Question 5 for limits applicable to first time purchases of the Group's Common Stock.

     - Participants will receive periodic statements reporting their purchases of Common Stock, thus simplifying record-keeping.

     - A Participant may wish to make regular monthly Optional Purchases, and can do so by authorizing an automatic withdrawal from his or her bank account. (See Question 17).

     - The Plan allows a Participant flexibility in the amount of investments he or she wishes to make and the manner in which the investments are to be made. A Participant may choose to have Automatic Purchases made with all or a portion of his or her dividends, may make Optional Purchases in any amount, subject to the limitations stated under Question 18, and may cease or vary the amounts of such purchases from time to time.

     - A Participant may submit certificates of Group Common Stock to the Plan Administrator so that such shares will be added to the Participant's Plan Account. Certificates submitted to the Plan Administrator will be canceled and the Participant's Plan Shares increased accordingly.

     - Shares held in the Plan may at the direction of the Participant be sold by the Plan Administrator as explained in Question 22.

PARTICIPATION

 3. Who is eligible to participate in the Plan?

     (a) Shareholders of record of the Group's Common Stock are eligible to participate in the Plan.

     (b) Shareholders whose common shares are held in brokerage, bank or other intermediary accounts, commonly referred to as "street name registration," can become Participants by instructing their broker, bank or trustee to register some or all of their Group shares directly in the shareholder's name, then completing and returning an authorization form ("Authorization Form") to the Plan Administrator. Participants in the Company Employees Savings Plan can also become Participants by establishing a Plan Account as described in Question 5.

     (c) Other interested investors who do not currently own Group Common Stock. (Refer to Question 5).

 4. How does an eligible shareholder participate?

     Any shareholder of record may become a Plan Participant and join the Plan by completing an Authorization Form and returning it to the Plan Administrator. An Authorization Form may be obtained by calling, 1-800-736-3001 or writing the Plan Administrator identified on Page 4. Refer to Question 18 for purchase dollar amount limits. First time purchasers of Group Common Stock should refer to Question 5.

 5. How does an interested investor participate in the Plan?

     An interested investor or participants in the Company's Savings Plan may join the Plan at any time by completing an enrollment form ("Enrollment Form") and returning it to the Plan Administrator. Enrollment Forms may be obtained by request to the Plan Administrator whose telephone number is 1-800-337-3503. The interested investor need not be a registered holder of Common Stock, but by executing the Enrollment Form, agrees to make a first time purchase of Common Stock of not less than $500, nor more than $20,000, purchased on their behalf on the next Investment Day, as defined under Question 17, at a price equal to the applicable average market price, as described under Question 15. Each Enrollment Form for an interested investor must be accompanied by a check or money order, made payable to "BankBoston, N. A., Plan Administrator" for a minimum of $500. A $10 service charge will be retained by the Plan Administrator to cover a portion of the cost of establishing a new shareholder account on each first time purchase.

 6. When may an eligible person join the Plan?

     Anyone eligible to become a Participant may join the Plan at any time. However, the Authorization Form or Enrollment Form must be received by the Plan Administrator before certain deadlines in order for the dividends to be invested by a specific dividend date. (See Question 13).

 7. How is the Authorization Form used?

     The Authorization Form is used to instruct the Plan Administrator to open an account for a Participant ("Plan Account") and to acquire Common Stock on the Participant's behalf in accordance with the Plan. A Participant must furnish a federal tax identification number to the Plan Administrator before a Plan Account will be activated.

 8. How will Common Stock be acquired for a Participant's Account?

     At the Group's discretion, either of two options, which are outlined below, may be selected. The option selected may be changed periodically at the Group's sole discretion.

     First, the Plan Administrator can purchase Common Stock on the Participant's behalf using the Participant's Common Stock dividends designated for this purpose, or using optional payments received from Participants, subject to the limitations stated under Question 18. Second, in lieu of purchasing shares on the open market, the Plan also allows for the issuance of new shares of Common Stock to satisfy the requirements of the Plan. (See Question 1).

     All shares of Common Stock which the Plan Administrator acquires for a Participant under the Plan, whether through the automatic reinvestment of dividends or with optional payments, will be credited to the Participant's Plan Account and held on his or her behalf by the Plan Administrator. Thus, the shares credited to a Participant under the Plan will be held separately from the shares of Common Stock which the Participant purchases or has previously purchased outside the Plan and holds in his or her own name, or in street name.

 9. How does a Participant specify the extent of his or her participation in the Plan?

     A Participant will specify on the Authorization Form or Enrollment Form the extent of his or her participation in the Plan by selecting one of the following investment options:

     Full Dividend Reinvestment -- Dividends on all shares of Common Stock held by the Participant in the Plan or held in the Participant's own name outside of the Plan will be automatically reinvested; thus, the dividends on all such shares will automatically be reinvested in Common Stock at a price equal to the applicable average market price. In addition, the Participant may, at his or her discretion, make optional payments to be used for Optional Purchases of Common Stock at a price equal to the applicable average market price (see Question 15), subject to the limitations stated under Question 18.

     Partial Dividend Reinvestment -- Except shares for which the Participant has specified he or she is to receive cash dividends, all of the shares of Common Stock held by the Participant in the Plan or outside the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all but the specified shares will automatically be reinvested in Common Stock at a price equal to the applicable average market price. The Participant may also, at his or her discretion, make optional payments to be used for Optional Purchases of Common Stock at a price equal to the applicable average market price (see Question 15), subject to the limitations stated under Question 18.

     Optional Purchases Only -- None of the shares of Common Stock held by the Participant in the Plan or outside of the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all shares will be paid to the Participant in cash. However, the Participant may, at his or her discretion, make Optional Payments to be used for Optional Purchases of Common Stock at a price equal to the applicable average market price (See Question 15), subject to the limitations stated under Question 18.

10.May a Participant change the extent of the participation in the Plan after enrollment?

     Yes, a Participant may change the extent of participation by changing options at any time by completing a new Authorization Form and returning it to the Plan Administrator. However, the new Authorization Form must be received before certain deadlines in order for the change to be effective before the next dividend reinvestment date. (See Question 13).

11. How will certificates for shares acquired under the Plan be issued?

     Normally, certificates for shares of Common Stock acquired under the Plan will not be issued to Participants. Thus, Participants need not be responsible for the safekeeping of the certificates representing their Plan shares. Shares acquired for a Participant will be credited to each Participant's Plan Account and will be shown on Plan statements. (See Question 20).

     A Participant may request that all or some of the certificates representing his or her shares purchased under the Plan be issued in certificate form. To do so, a Participant must provide the Plan Administrator with appropriate instructions by telephone or in writing. Only certificates for whole shares will be issued. Certificates for fractional shares held in a Participant's Plan Account will not be issued. Dividends on those shares for which certificates are issued to the Participant will be reinvested or paid in cash, as the Participant elects. (Refer to Question 9).

     New shares issued as a result of a stock split will be credited to Participants' accounts.

ADMINISTRATION

12. What are the duties of the Plan Administrator?

     The Plan Administrator will establish and maintain a Plan Account ("Plan Account") for each Participant, will cause all purchases of shares of Common Stock to be made for each Participant, will credit those purchases to the Participant's Plan Account, will keep a record of all such purchases, will hold the Participant's Plan shares unless otherwise instructed in writing, will accept shares which were previously held by the Participant outside of the Plan into the Participant's Plan Account, and will send each Participant periodic statements of the Plan Account.

13. When will dividends be paid?

     Quarterly dividends are expected to be paid on dividend payment dates as determined by action of the Group's Board of Directors. Based on historical dividend payment dates, future dividend payment dates for the Group's Common Stock are expected to occur on or about each February 15, May 15, August 15 and November 15.

     The dividend record dates corresponding to those dividend payment dates generally are expected to be between fifteen to twenty-one days prior to the dividend payment dates. To provide for automatic dividend reinvestment of a given dividend payment, a Participant's Authorization Form or Enrollment Form must be received on or before the dividend record date. If an Authorization Form or Enrollment Form is received after the dividend record date, the pending dividend may be paid to the shareholder in cash and, in such event, the instructions in the Authorization Form or Enrollment Form will be given effect starting with the next dividend payment.

14. How will Automatic Purchases be made?

     Shares to be acquired through Automatic Purchases under the Plan will be either new shares of Common Stock issued directly by the Group or shares purchased on the open market (see Question 1). The number of shares to be purchased for each Participant through an Automatic Purchase will depend upon the dollar amount of the dividends being reinvested and the applicable average market price of the Common Stock (see Question 15). The Plan Administrator will purchase as many whole shares and fractional shares, computed to four decimal places, as can be purchased with the available dividends.

15. How will the price of shares purchased through Automatic Purchases be determined?

     If the shares acquired by the Plan are shares newly issued by the Group, the applicable average market price will be the average of the high and low sales prices for the Common Stock for each of the last five days on which the Common Stock was traded prior to the dividend payment date, as published in The Wall Street Journal New York Stock Exchange composite transactions list.

     If the shares acquired by the Plan are purchased on the open market, the applicable average market price will be the weighted average price of all shares so purchased.

16. Will shares acquired through Automatic Purchases be subject to automatic dividend reinvestment?

     Yes. All dividends paid on shares acquired through Automatic Purchases will automatically be reinvested in additional shares of Common Stock, unless the Participant elects to receive all or a portion of his or her dividend in cash. If certificates for shares acquired through Automatic Purchases are issued to the Participant, the dividends paid on such shares will continue to be reinvested unless the Participant elects to have them paid in cash by changing his or her extent of participation (see Questions 9 and 10).

17. When may Optional Purchases be made?

     A Participant may initiate an Optional Purchase when enrolling in the Plan by enclosing an optional payment (a check or money order payable to "BankBoston, N. A., Plan Administrator") with the Authorization Form and returning it to the Plan Administrator. The Optional Payment will be invested in shares of Common Stock on the next "Investment Day" as described below. Payments received without an Authorization Form or with an incomplete Authorization Form will be returned. After initial enrollment in the Plan, a Participant may make Optional Purchases as often as weekly by sending an optional payment with an Optional Purchase Form to the Plan Administrator. A $25.00 fee will be assessed to the Participant for a check that is returned for insufficient funds. Refer to Questions 18 for Optional Purchase limits.

     Additionally, a Participant may wish to make regular monthly optional payments, and can do so by authorizing an automatic withdrawal from his or her bank account by completing an automatic monthly investment form ("Automatic Optional Payment") form and returning it along with a canceled check or deposit slip to the Plan Administrator. A $25.00 fee will be assessed to the Participant for an optional payment which is rejected by the Participant's bank due to insufficient funds. Optional payments made through Automatic Optional Payment will be invested on a monthly basis and Participants' bank accounts will be debited on the first banking day of the month. The funds will be invested on the Investment Day in the week following the debit.

     Optional Payments received by the Plan Administrator will be invested in shares of Common Stock at the weighted average price of all shares purchased. Purchases will be made once each week on the Investment Day for that week, which will be each Wednesday, or the next business day, if Wednesday is a bank holiday.

Notwithstanding any other provisions of this Plan, the Group has, however, instructed the Plan Administrator that purchases of Common Shares for the Plan may be spread over several days in order to lessen any impact on the Common Stock price due to purchases on behalf of the Plan. No interest will be paid to any Participant's Optional Payments between the time the Plan Administrator receives them and the time they are invested.

     The last day that the Plan Administrator will accept Optional Payments for a given week is the close of business two banking days prior to the Investment Day. For example, when the Investment Day is a Wednesday, an Optional Payment must be received by Monday to be included in the week's purchase. If Monday were a bank holiday, the Optional Payment must be received by the previous Friday. Any payments received less than two banking days prior to the Investment Day will be invested on the Investment Day for the following week.

     If the shares acquired by the Plan are shares newly issued by the Group, the applicable average market price will be the average of the high and low sales prices for the Common Stock for each of the last five days on which the Common Stock was traded prior to the dividend payment date, as published in The Wall Street Journal New York Stock Exchange composite transactions list.

     If the shares acquired by the Plan are purchased on the open market, the applicable average market price will be the weighted average price of all shares so purchased.

     If a Participant submits an Optional Payment, and then wishes to have it returned rather than invested, the Participant must notify the Plan Administrator in writing of such request. The Plan Administrator may comply with such request at its discretion.

18. In what amounts may Participants make Optional Purchases?

     The amount of Optional Purchases may vary from time to time at the Participant's discretion, and Participants are under no obligation at any time to make an Optional Purchase. The minimum Optional Purchase per Participant is $100 with a maximum of $20,000 per calendar month. Optional Payments not satisfying the stated limits will be returned to the Participant. For limitation purposes, all Plan Accounts under common control or management will be aggregated and deemed to be one account. The full amount of any week's Optional Purchases for a Plan Account must be submitted to the Plan Administrator in a single payment.

     The Company Employees' Savings Plan operates independent of this Plan. If an employee who owns Group Common Stock in the Company Employees' Savings Plan participates in this Plan, a separate Plan Account under the Dividend Reinvestment and Stock Purchase Plan will be established for the employee. Refer to Question 5 for details of how to become a Participant in this Plan.

     Optional Payments received from foreign Participants must be in United States dollars and will be invested in the same way as Optional Payments from other Participants.

COSTS

19. Are any fees or expenses incurred by a Participant in the Plan?

     Participants will incur no broker commissions or administrative charges for purchases made through the Plan, except as noted in Question 2. There may be certain charges incurred upon a Participant's withdrawal from the Plan, which are described under Question 22. Other costs of maintaining the Plan will be borne by the Group.

STATEMENTS AND REPORTS TO PARTICIPANTS

20. What type of statements and reports will be sent to Participants?

     Each Participant will receive a statement after each transaction in the Plan Account, which will reflect the year-to-date activity and the share balance in the Plan Account. Participants will also receive the same communications as other shareholders, including annual and quarterly shareholder reports, and proxy statements.

WITHDRAWAL AND TERMINATION

21. When and how may a Participant withdraw from the Plan?

     A Participant may withdraw from the Plan at any time by submitting a written request for withdrawal to the Plan Administrator. A Participant who withdraws from the Plan may not rejoin the Plan for a 12-month period. The lower portion of the account statement may be used to request withdrawal.

22. What happens when a Participant withdraws from the Plan?

     When a Participant withdraws from the Plan, the Participant will be issued a certificate representing all of the whole shares credited to the Plan Account, and the Participant will receive a cash payment in an amount equal to the value of any fraction of a share of Common Stock remaining in the Plan Account.

     If a Participant's request to withdraw from the Plan is received at least five business days prior to a dividend record date, the withdrawal will be processed before the close of business on the record date and the Participant will receive subsequent dividends in cash. If the request to withdraw is received less than five business days prior to the dividend record date, the dividend will be invested in Common Stock in accordance with the Participant's instructions on the last Authorization Form and the request for withdrawal will then be processed to be effective for the following dividend payment date.

     If any optional payments are being held on a Participant's behalf at the time the request for withdrawal is received, the Plan Administrator will not be required to return them unless that request is received no later than the fifth business day prior to the next Investment Day. If the request is received after the fifth business day prior to the next Investment Day, the optional payments will be invested in Common Stock and the request for withdrawal will then be processed.

     Upon tendering notice of withdrawal from the Plan, a Participant may request that all whole shares credited to the Plan Account be sold. The sale will be made as soon as practicable after receipt of the request. The Participant will receive the proceeds of the sale, less a brokerage commission, and a 5% administration fee charged by the Plan Administrator totaling a minimum of $10 and a maximum of $15.

     Participants may also instruct the Plan Administrator to withdraw and sell a portion of the Participant's Plan shares. The minimum number of shares which may be sold in this manner is 100. The Participant will receive the proceeds of the sale, less a brokerage commission, and a 5% administration fee charged by the Plan Administrator totaling a minimum of $10 and a maximum of $15. If a Participant has fewer than 100 shares in the Plan and desires to make a sale through the Plan, all shares must be sold as set forth in the preceding paragraph.

23. May a Participant discontinue dividend reinvestment on shares held outside the Plan without withdrawing from the Plan?

     Yes, a Participant who wishes to discontinue the automatic reinvestment of dividends for shares held outside the Plan may do so, without withdrawing from the Plan, by filing a new Authorization Form. Dividends on the shares held in the Plan Account will continue to be reinvested unless the Participant instructs the Plan Administrator to the contrary.

24. What happens if a Participant sells a portion or all of the shares of Common Stock held outside the Plan?

     If a Participant sells all of the shares of Common Stock held outside the Plan, the Group will continue to reinvest the dividends on the shares held in the Plan Account, unless instructed otherwise in writing on an Authorization Form. However, if less than one whole share is held in the Plan Account at the time the shares held outside the Plan are sold, the Participant will receive a cash payment for the fractional share, and the Plan Account will be closed.

     If a Participant who has chosen partial dividend reinvestment sells a portion of the shares of Common Stock held outside the Plan, the shares which are sold will be considered, to the extent possible, to have been those not subject to automatic dividend reinvestment. The shares which are retained will be considered, to the extent possible, to have been those which participated in dividend reinvestment and will continue to participate in the Plan.

25. What happens if the Group terminates the Plan?

     If the Group terminates the Plan, the provisions listed under Question 22 above will apply, substituting the termination date of the Plan for the date the Participant's withdrawal request is received.

RIGHTS OFFERINGS AND SHARE DISTRIBUTIONS

26. What happens if the Group makes a rights offering or share distribution?

     In the event the Group makes a rights offering of any of its securities to shareholders of Common Stock, other than any rights offering made by the Group in accordance with any shareholders rights plan or any successor or similar plan, the Plan Administrator will promptly sell on the open market, to the extent it is able to do so, the rights attributable to all of the shares held in Participants' Plan Accounts. The Plan Administrator will then credit each Participant's Plan Account with the proportionate share of the proceeds of that sale, and those proceeds will be invested as optional payments on the next Investment Day. All Participants will be notified by the Group of any such rights offering. Therefore, any Participant who wishes to exercise the rights will be required to instruct the Plan Administrator to withdraw the Participant's Plan shares from the Plan prior to the record date for the rights distributions.

     Any dividend payable in Common Stock or any split shares, to the extent attributable to shares whether held in a Participant's Plan Account, or to shares held by a Participant outside the Plan, will be added to the Participant's Plan Account and thus become Plan shares on which dividends will be reinvested.

TAXES

27. What are the federal income tax consequences of participation in the Plan?

     The Group believes that the federal income tax consequences of participating in the Plan will be as follows:

     - Participants who elect automatic dividend reinvestment will be treated for federal income tax purposes as having received, on the dividend payment date, a cash dividend in an amount equal to the fair market value of the shares acquired from the Group with reinvested dividends. Refer to Question 15 as to determination of the cost basis of shares issued or acquired under the Plan.

     - The purchase price of Automatic Purchases and Optional Purchases, determined as set forth in Question 15, will be the tax basis for determining gain or loss upon any subsequent sale of shares.

     - A Participant's holding period for shares acquired through the Plan will begin on the day following the credit of such shares to the Participant's account. (See Questions 13 and 17).

     - Participants who elect automatic dividend reinvestment will receive from the Plan Administrator annual information regarding taxable dividends on Internal Revenue Service (IRS) form 1099.

     - In the case of Participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Plan Administrator will reinvest an amount equal to the dividends of such Participants, less the amount of tax required to be withheld. The statements confirming purchases made for such Participants will indicate the net dividend payment reinvested.

     - Participants who receive cash in lieu of fractional shares and Participants whose shares are sold by the Plan Administrator will recognize gain or loss on such shares, measured by the difference between the selling price of the shares and the Participant's tax basis.

28. What information will be provided to Participants for income tax purposes?

     The Plan Administrator will provide each Participant with statements for transactions occurring in the Plan Account, and annual IRS form 1099s. These statements should be retained for income tax purposes. The Group may impose a charge to recreate statements.

29. Should Participants consult with their own tax advisors?

     Yes. Participants should consult with their own tax advisors for additional information regarding the federal, state and local tax consequences of participation in the Plan.

OTHER INFORMATION

30. How will a Participant's shares held under the Plan be voted on matters presented to shareholders?

     Each Participant's Plan Shares will be voted as the Participant directs. Participants will receive proxy materials in advance of shareholder meetings and may give instructions on the voting of his or her Plan shares. If no instructions are received, the Plan Shares will not be voted.

31. May shares held in a Participant's Plan Account be pledged or assigned?

     Shares credited to a Participant's Plan Account may not be pledged or assigned, and any such purported pledge or assignment will be void. If a Participant wishes to pledge or assign such shares, a certificate for such shares must first be issued in the Participant's name.

32. Who interprets and regulates the Plan?

     The Group reserves the sole right to interpret and regulate the Plan, including the right to return or reject payments received from Participants or prospective Participants which the Group determines to be in violation of the Plan's terms or intent.

33. May the Plan be terminated, suspended or amended?

     The Group may, in its sole discretion and by written notice, terminate at any time any Participant's participation in the Plan. The Group may at any time and for any reason terminate or suspend the Plan, or amend any provision of the Plan, and if it does so, it will send written notice to all Participants. All notices will be mailed to each Participant's address as shown on the Group's records. BankBoston, N. A. (Boston EquiServe) reserves the right to resign as Plan Administrator, and the Group reserves the right to appoint a successor. The Group also reserves the right to discharge the Plan Administrator and the right to appoint a successor.

34. What are the responsibilities of the Group and the Plan Administrator?

     In acting under the terms and conditions of the Plan as described in this Prospectus, neither the Group nor the Plan Administrator shall be liable for any act performed in good faith nor for any good faith omission to act including, without limitation, any failure, prior to receipt by the Plan Administrator of notice in writing of the death of a Participant, to terminate a Plan Account by reason of such death. In addition, neither the Group nor the Plan Administrator shall be liable with respect to the prices at which shares are purchased or sold for any Participant's Plan Account or the times when such purchases or sales are made or with respect to any fluctuation in the market value before or after such purchases or sales of shares.

                        MARKET PRICE RANGE AND DIVIDENDS

     The Group's Common Stock is traded on the New York Stock Exchange under the symbol "CWT". The following table shows the high and low sale prices per share of Common Stock, as published in The Wall Street Journal report of New York Stock Exchange composite transactions, and dividends declared per share, for the periods indicated. The data presented is for the Group's predecessor, California Water Service Company and has been restated for the effective two-for-one stock split that was completed December 31, 1997. (See Page 3, under the caption "THE GROUP").

                    PRICE RANGE
                    ------------      DIVIDENDS
YEAR     QUARTER    HIGH     LOW      DECLARED
-----    -------    ----     ---      ---------
1995     First      $16 3/16 $14 13/16  $.255
         Second      16 5/16  14  7/8    .255
         Third       16 7/16  14 13/16   .255
         Fourth      17 5/8   16  3/16   .255

1996     First       18 5/8   16  1/4    .26
         Second      17 13/16 16  3/4    .26
         Third       19 1/8   16  1/4    .26
         Fourth      21 7/8   17  15/16  .26

1997     First       22 5/8   19  1/2    .26375
         Second      23 7/8   18  5/8    .26375
         Third       25 7/32  21  1/32   .26375
         Fourth      29 19/32 23  7/16   .26375

                                USE OF PROCEEDS

     The net proceeds from the sale of Common Stock by the Group under the Plan will be added to the general funds of the Group and used for general corporate purposes, including but not limited to investment in its subsidiaries.

                                 LEGAL OPINION

     Legal matters in connection with the authorization and issuance of the shares of Common Stock offered hereby, and the federal income tax consequences of participation in the Plan (discussed under Question 27), have been passed upon by McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements and schedule of California Water Service Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 317 of the California General Corporation Law,
Article VI of the Group's Restated Articles of Incorporation provides that the Group shall indemnify any person who is a party to any suit or proceeding, whether civil, criminal or administrative, because such person is or was a director, officer or employee of the Group or another corporation or enterprise, including an employee benefit plan, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding to the fullest extent that such indemnification is permitted by applicable law. Pursuant to resolutions of the Board of Directors of the Group, the Board is required to appoint an appropriate fact finder to determine in each case whether or not the standards of conduct permitting indemnification in the applicable statute have been met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Group pursuant to the foregoing provisions, the Group has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

======================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE GROUP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Dividend Reinvestment and Stock
  Purchase Plan.......................    1
Additional Information................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Group.............................    3
The Plan Administrator................    3
Provisions of the Plan................    3
  Purpose and Advantages..............    4
  Participation.......................    5
  Administration......................    7
  Costs...............................    9
  Statements and Reports to
     Participants.....................   10
  Withdrawal and Termination..........   10
  Rights Offerings and Share
     Distributions....................   11
  Taxes...............................   11
  Other Information...................   12
Market Price Range and Dividends......   14
Use of Proceeds.......................   14
Legal Opinion.........................   14
Experts...............................   14
Indemnification of Directors and
  Officers............................   15

======================================================
======================================================
                                CALIFORNIA WATER
                                 SERVICE GROUP

                                      LOGO
                                  COMMON STOCK
                                 (NO PAR VALUE)

                                   PROSPECTUS
                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN
                               FEBRUARY 17, 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the SEC registration fee.

        SEC registration fee...............................................  $ 4,278
        Stock exchange listing fees........................................     None
        Registrar and transfer agent fees..................................   10,000
        Printing and distribution..........................................   10,000
        Legal fees and expenses............................................   25,000
        Accounting fees and expenses.......................................    7,500
                                                                             -------
                  Total....................................................  $56,778
                                                                             =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article Ninth of the Restated Articles of Incorporation, as amended, of the registrant contains provisions limiting the monetary liability of directors for breaches of the duty of care. California law does not permit the elimination of liability (i) for any breach of a director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision in Article Ninth of the Restated Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv) above. These provisions will not alter the liability of directors under the federal securities laws.

     Article Ninth of the Restated Articles of Incorporation, as amended, of the registrant contains provisions for the indemnification of directors, officers and employees to the fullest extent permitted under Section 317. The Company's Board of Directors has also adopted resolutions specifying the procedures to be followed by an officer or director who is seeking indemnification. Such procedures provide for, among other things, the advancement of expenses by the Company to the officer or director upon request and upon receipt by the Company of an undertaking to repay such advance in certain circumstances. In addition, the Company maintains officers and directors liability insurance for an annual aggregate maximum coverage of $20,000,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

    EXHIBITS                                DESCRIPTION OF EXHIBITS
    --------     ------------------------------------------------------------------------------
     5.1         Form of opinion of McCutchen, Doyle, Brown & Enersen, LLP.
    23.1         Consent of KPMG Peat Marwick LLP.
    23.2         Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5).
    24.1         Power of Attorney (included in signature page filed in Part II).

     (b) Financial Statement Schedules.

     Not applicable.

ITEM 17. UNDERTAKINGS.

     1. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on February 17, 1998.

                                          CALIFORNIA WATER SERVICE GROUP
                                          (Registrant)

                                          By:      /s/ PETER C. NELSON
                                            ------------------------------------
                                                      Peter C. Nelson
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated, each of whom constitutes and appoints Peter C. Nelson or Gerald F. Feeney as the true and lawful attorney-in-fact of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver the Registration Statement on Form S-3, and any and all amendments thereto, including without limitation pre-effective and post-effective amendments thereto; such Form S-3 and each such amendment to be in such form and to contain such terms and provisions as said attorney or substitute shall deem necessary or desirable; giving and granting unto said attorney, or to such person as in any case may be appointed pursuant to the power of substitution herein given, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or, in the opinion of said attorney or substitute, able to be done in such matter as the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorney or such substitute shall lawfully do or cause to be done by virtue hereof.

                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  -------------------

           /s/ PETER C. NELSON               President and Chief Executive     February 17, 1998
------------------------------------------  Officer and Director (Principal
             Peter C. Nelson                      Executive Officer)
           /s/ GERALD F. FEENEY             Vice President, Chief Financial    February 17, 1998
------------------------------------------       Officer and Treasurer
             Gerald F. Feeney                (Principal Financial Officer)

           /s/ CALVIN L. BREED              Controller, Assistant Secretary    February 17, 1998
------------------------------------------      and Assistant Treasurer
             Calvin L. Breed                (Principal Accounting Officer)

            /s/ ROBERT W. FOY                  Chairman of the Board of        February 17, 1998
------------------------------------------             Directors
              Robert W. Foy

     /s/ EDWARD D. HARRIS, JR., M.D.                   Director                February 17, 1998
------------------------------------------
       Edward D. Harris, Jr., M.D.

          /s/ ROBERT K. JAEDICKE                       Director                February 17, 1998
------------------------------------------
            Robert K. Jaedicke

            /s/ LINDA R. MEIER                         Director                February 17, 1998
------------------------------------------
              Linda R. Meier

                SIGNATURE                                TITLE                      DATE
------------------------------------------  -------------------------------  -------------------


         /s/ RICHARD P. MAGNUSON                       Director                February 17, 1998
------------------------------------------
           Richard P. Magnuson

             /s/ C. H. STUMP                           Director                February 17, 1998
------------------------------------------
               C. H. Stump

           /s/ J. W. WEINHARDT                         Director                February 17, 1998
------------------------------------------
             J. W. Weinhardt

                                 EXHIBIT INDEX

    EXHIBITS                                DESCRIPTION OF EXHIBITS
    --------     ------------------------------------------------------------------------------
     5.1         Form of opinion of McCutchen, Doyle, Brown & Enersen, LLP.
    23.1         Consent of KPMG Peat Marwick LLP
    23.2         Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in their opinion filed as Exhibit 5).
    24.1         Power of Attorney (included on signature page filed in Part II).